Exhibit 23.2

January 21, 2026

Cloud Data Holdings Corporation.

1507-1510 Office Tower, Convention Plaza

1 Harbor Road, Wan Chai,

Hong Kong

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

We understand that Cloud Data Holdings Corporation. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the industry report titled “Hong Kong IDC and Cloud Service Market Independent Market Research” (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent industry reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

/s/ Terry Tse
Name:	Terry Tse
Title:	Consulting Director